Exhibit 10.4
BAXTER INTERNATIONAL INC.
Non-Employee Director Compensation Plan
(As amended and restated effective July 1, 2021)
Terms and Conditions

1.Purpose

This Non-Employee Director Compensation Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”). This Plan is adopted pursuant to the Baxter International Inc. 2021 Incentive Plan (the “2021 Incentive Plan”), for the purposes stated in the 2021 Incentive Plan. Capitalized terms defined in the 2021 Incentive Plan that are used without being defined in the Plan will have the same meaning as in the 2021 Incentive Plan.

2.    Participants

Each member of the Board who is not an employee of Baxter or any of its subsidiaries shall participate in the Plan (a “Participant”).

3.    Unrestricted Shares of Stock

3.1    Subject to Section 3.4, on the date of Baxter’s annual meeting of stockholders in each year beginning with the Annual Meeting held on May 5, 2020 (the “Annual Meeting”), and subject to availability of Shares under the 2021 Incentive Plan and except as set forth in Section 4, each Participant upon completion of the Annual Meeting shall, automatically and without necessity of any action by the Board or any committee thereof, receive the number of Full Value Awards in the form of Shares of Baxter Common Stock, par value $0.01 per Share, (“Unrestricted Shares”) equal to the quotient of (A) $195,000 divided by (B) the Fair Market Value of a Share on the date of grant rounded up or down to the nearest whole number (the “Annual Unrestricted Share Grant Amount”).

3.2    Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date of such election or appointment and automatically and without necessity of any action by the Board or any committee thereof, receive the number of Unrestricted Shares equal to the product of (A) the Annual Unrestricted Share Grant Amount (as defined in Section 3.1, subject to adjustment in accordance with the 2021 Incentive Plan) for the Unrestricted Shares awarded on the date of the immediately preceding Annual Meeting, multiplied by (B) the quotient of (i) the number of full calendar months before the next Annual Meeting divided by (ii) 12, rounded up or down to the nearest whole number. The number of Unrestricted Shares granted under this Section 3.2 shall not exceed the number available under the 2021 Incentive Plan on the date of grant.

3.3    All Unrestricted Shares shall be granted with no vesting restrictions.

3.4    If a Participant ceases service as a member of the Board for any reason, other than death or disability and except in connection with any qualifying retirement (as set forth in Section 4.9), prior to the date that is six months after the grant date of Unrestricted Shares, Participant hereby agrees (i) to return any Unrestricted Shares which the Participant has not otherwise sold or transferred prior to the date of Participant’s departure from the Board (the “Termination Date”) to Baxter and (ii) with respect to any Unrestricted Shares that the Participant has sold or otherwise transferred prior to the Termination Date, to make a cash payment to Baxter equal to the amount of the net proceeds received from the sale, disposition or transfer of the Unrestricted Shares, less any taxes withheld at time of grant within ten Business Days of the Termination Date. Additionally, Participant hereby agrees to promptly notify Baxter of any sale, transfer or other disposition of any Unrestricted Shares that occurs prior to six months after to the applicable grant date.

4.    Options

4.1    Prior to the date of the Annual Meeting and subject to availability of Shares under the 2021 Incentive Plan, each Participant shall be permitted to elect to receive 50% of the Unrestricted Share value such Participant would otherwise receive in accordance with Section 3 (or $97,500) in the form of Stock Options (“Stock Options”) at such Annual Meeting; provided, that Participant must comply with any related election procedures established by Baxter (including any applicable election deadline provided by Baxter). The number of Stock Options to be granted to a Participant under this Section 4.1 will be determined based on a Black-Scholes or other option valuation model in the discretion of the Board or the Compensation Committee of the Board (the “Committee”). If a Participant duly elects to receive Stock Options at the applicable Annual Meeting in accordance with the terms and conditions established by Baxter and this Section 4.1, such Participant shall receive the remaining 50% of such Unrestricted Share value (or $97,500) in the form of Unrestricted Shares in accordance with the terms of Section 3.

4.2    The purchase price for each Share subject to a Stock Option shall be the Fair Market Value of a Share on the date of grant. The terms of each Stock Option will be as set forth in this Plan and the 2021 Incentive Plan. To the extent that any provision of the Plan is inconsistent with the 2021 Incentive Plan, the 2021 Incentive Plan shall control. The Stock Options are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the United States Internal Revenue Code.

4.3     Stock Options shall be immediately exercisable on the date of grant.

4.4    After a Stock Option becomes exercisable and until it expires, it may be exercised in whole or in part, in the manner specified by Baxter. Under no circumstances may a Stock Option be exercised after it has expired. Shares may be used to pay the purchase price for Shares to be acquired upon exercise of a Stock Option or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by Baxter.

4.5    Except as provided in Sections 4.7, 4.8, and 4.9, if a Participant ceases service as a member of the Board for any reason, other than death or disability and except in connection with any qualifying retirement (as set forth in Section 4.9), prior to the date that is six months after the grant date of Stock Options, Participant hereby acknowledges and agrees that (i) any unexercised Stock Options shall be automatically cancelled without any further action of the Participant as of the applicable Termination Date and (ii) with respect to any Stock Options that the Participant has exercised on or prior to the Termination Date, Baxter shall be entitled to a cash repayment equal to the amount of net gain recognized from the exercise of the Stock Options, less any taxes withheld at time of exercise and Participant shall make any such payment within ten Business Days of the Termination Date.

4.6    If a participant ceases service as a member of the Board more than six months after the applicable grant date of the Stock Options (a “Qualifying Departure”), the Stock Options will not expire but will remain exercisable. Subject to Sections 4.7, 4.8, 4.9 and 4.10, the Stock Options previously granted under the Plan to any Participant who has made a Qualifying Departure will expire three months after the applicable Termination Date, unless the Participant dies or becomes disabled during such three month period in which case the Stock Option will expire on the first anniversary of the date the Participant ceased serving as a member of the Board.

4.7    If a Participant dies while serving as a member of the Board, his or her Stock Options will not expire and will remain fully exercisable. Subject to Sections 4.9 and 4.10, the Stock Option will expire on the fifth anniversary of the Participant’s death.

4.8    If a Participant becomes disabled and unable to continue service as a member of the Board, his or her Stock Options will not expire and will remain fully exercisable. Subject to Sections 4.9 and 4.10, the Stock Option will expire on the fifth anniversary of the date the Participant ceases service as a member of the Board.

4.9    If a Participant who has served as a member of the Board for a continuous period of at least ten years or who is at least 72 years of age ceases to serve as a member of the Board (including without limitation by reason of death or disability), his or her Stock Options will not expire and will remain fully exercisable. Subject to Section 4.10, the Stock Options will expire on the fifth anniversary of the date the Participant ceases service as a member of the Board.

4.10    Notwithstanding any other provision in these terms and conditions to the contrary, Stock Options that have not previously expired or been cancelled in accordance with Section 4.5 will expire at the close of business on the tenth anniversary of the date of grant. If a Stock Option would expire on a date that is not a Business Day, it will expire at the close of business on the last Business Day preceding that date. A

“Business Day” is any day on which the Shares are traded on the New York Stock Exchange.

4.11    An exercisable Stock Option may only be exercised by the Participant, his or her legal representative, or a person to whom the Participant’s rights in the Stock Option are transferred by will or the laws of descent and distribution or in accordance with rules and procedures established by the Committee.

4.12    The Board or the Committee may, in its sole discretion and without receiving permission from any Participant, substitute SARs for any or all outstanding Stock Options granted under this Plan. Upon the grant of substitute SARs, the related Stock Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SAR shall be equal to the Exercise Price of the related Stock Option, the term of the substitute SAR shall not exceed the term of the related Stock Option, and the terms and conditions applicable to the substitute SAR shall otherwise be substantially the same as those applicable to the related Stock Option replaced by the substitute SAR.

4.13    To the extent that a Stock Option has not been exercised on the date the Stock Option would otherwise expire pursuant to Section 4.5, 4.6, 4.7, 4.8, 4.9 or 4.10, and the Fair Market Value of the Common Stock on such date exceeds the exercise price, Baxter may (but shall not be obligated to), on behalf of the Participant, direct that the Stock Option be exercised and the Shares of Common Stock sold, with the proceeds used to pay the exercise price and any applicable tax withholding, and the remaining proceeds credited to the Participant’s account, or take such other action as the Committee may determine; provided that in no event shall Baxter, any member of the Committee, or any person acting on their behalf have any liability to a Participant for failing to take any such action.

5.    Cash Compensation

5.1    Except as provided in the following sentence, Baxter shall pay each Participant a meeting fee of $2,000 for each meeting of any committee of the Board attended. Except as provided in the following section, participants acting as the chairperson of any committee of the Board shall receive an annual cash retainer of $15,000 for each committee chaired by him or her. A participant acting as the chairperson of the Audit Committee shall receive an annual cash retainer of $25,000 and a participant acting as the chairperson of the Compensation Committee shall receive an annual cash retainer of $20,000. Amounts payable within this Section 5.1 shall be paid quarterly in arrears and are payable if the Participant attends in person, by conference telephone, or by any other means permitted by the Delaware General Corporation Law and Baxter’s Bylaws, as amended and restated. For the purposes of determining the amount of such quarterly payment(s), a Participant must be a chairperson of a committee of the Board on or prior to the 15th day of a month in order to be entitled to receive such payment(s) with respect to that month.

5.2    Baxter shall pay each Participant a total annual cash retainer of $100,000 per calendar year (“Annual Cash Retainer”). Baxter shall pay an additional annual cash retainer of $50,000 per calendar year to the Lead Director (“Lead Director Retainer”). Both the Annual Cash Retainer and Lead Director Retainer shall be paid quarterly in arrears. For purposes of determining the amount of such quarterly payment(s), a
Participant and/or the Lead Director must be a member of the Board on or prior to the 15th day of a month in order to be entitled to receive such payment(s) with respect to that month.

5.3    Participants shall be eligible to defer payment of cash compensation otherwise payable under this Section 5 pursuant to the terms and conditions of the Baxter Non-Employee Director Deferred Compensation Plan.

6.    Availability of Shares

If on any grant date, the number of Shares which would otherwise be granted in the form of Unrestricted Shares or subject to Stock Options (as duly elected in accordance with Section 4.1) granted under the Plan shall exceed the number of Shares then remaining available under the 2021 Incentive Plan, the available Shares shall be allocated among the Participants in proportion to the number of Shares subject to Stock Options (as duly elected in accordance with Section 4.1) and Unrestricted Shares that Participants would otherwise be entitled to receive.

7.    Change in Control

Notwithstanding any other provision of the 2021 Incentive Plan or this Plan, if a Change in Control occurs then all Awards previously unvested shall become immediately vested and exercisable.

8.    General Provisions

8.1    Subject to the limitations contained in Section 13 of the 2021 Incentive Plan, the Board or the Committee may, at any time and in any manner, amend, suspend, or terminate the Plan or any Award outstanding under the Plan.

8.2     Participation in the Plan does not give any Participant any right to continue as a member of the Board for any period of time or any right or claim to any benefit unless such right or claim has specifically accrued hereunder.